                                                                      EXHIBIT 11

                           CLAREMONT TECHNOLOGY GROUP, INC.
                                   AND SUBSIDIARIES
                         CALCULATIONS OF NET INCOME PER SHARE
                       (In thousands, except per share amounts)


                              Three Months Ended December 31,                   Six Months Ended December 31,
                              ------------------------------------------------  ------------------------------------------------
                              1996                     1995                     1996                     1995
                              -----------------------  -----------------------  -----------------------  -----------------------
                              Primary   Fully Diluted  Primary   Fully Diluted  Primary   Fully Diluted  Primary   Fully Diluted
                              -----------------------  -----------------------  -----------------------  -----------------------
Weighted Average Shares
Outstanding for the Period        7,554        7,554       4,499        4,499       7,099        7,099       4,490        4,490

Dilutive Common Stock
Options Using the Treasury
Stock Method                      2,419        2,418       2,744        2,744       2,453        2,455       2,669        2,183

Shares added pursuant to
SAB 83                             -            -            466          466        -            -            466          466
                              -----------------------  -----------------------  -----------------------  -----------------------

Total Shares Used for Per
Share Calculations                9,973        9,972       7,709        7,709       9,552        9,554       7,625        7,139
                              -----------------------  -----------------------  -----------------------  -----------------------
                              -----------------------  -----------------------  -----------------------  -----------------------

Net Income                    $   1,450    $   1,450   $   1,172    $   1,172   $   2,517    $   2,517   $   1,710    $   1,710

Adjustment to Income to
Give Effect for 20% Treasury
Stock Limitation                   -            -             39           39        -            -             31           25
                              -----------------------  -----------------------  -----------------------  -----------------------

Net Income as Adjusted        $   1,450    $   1,450   $   1,211    $   1,211   $   2,517    $   2,517   $   1,741    $   1,735
                              -----------------------  -----------------------  -----------------------  -----------------------
                              -----------------------  -----------------------  -----------------------  -----------------------

Net Income Per Share          $    0.15    $    0.15   $    0.16    $    0.16   $    0.26    $    0.26   $    0.23    $    0.24
                              -----------------------  -----------------------  -----------------------  -----------------------
                              -----------------------  -----------------------  -----------------------  -----------------------